SECURITIES PURCHASED DURING AN UNDERWRITING
"INVOLVING LEBENTHAL & CO., INC. SUBJECT TO RULE 10f-3"
UNDER THE INVESTMENT COMPANY ACT OF 1940


"For the six months ended November 30, 2000"



						Trade	 Settle     Price
Portfolio		Security		Date	 Date	    Per Share

NY Muni Bond Fund	NY CULT 6.0% 6/15/33	2-Jun-00 20-Jun-00  $98.445
			NYC WTR SER B


Par Value     Face Amount   %ofOffering(1)	%ofPortfolio	  Broker
Purchased by  Purchased by  Purchased by	Total Assets	Paine Webber
Port.	      Port.	    Port.*	       	(3%Max**)
" $250,000 "  " $246,113 "  0.08%		 0.19%
" $250,000 "  " $246,113 "  0.08%		 0.19%


(1)Amount of total offering was: " $323,700,000 "



















Notes:
*Purchases by all Portfolios in aggregate may not exceed the greater of (i) 25% of the principal amount of the offering.

**Purchase may not exceed 3% of Portfolio's total assets